EXHIBIT 10.2


                              CONSULTING AGREEMENT
                              --------------------

     This  Agreement,  effective  as  of  January  1,  2007,  by and between NEW
BRUNSWICK SCIENTIFIC CO., INC., a corporation organized and existing under the laws of the State of New Jersey, having its executive offices at 44 Talmadge Road, P.O. Box 4005, Edison, New Jersey 08818-4005 (hereinafter "New Brunswick Scientific") and DAVID FREEDMAN (hereinafter, "Consultant"), having a home address of 40 North Seventh Avenue, Highland Park, New Jersey 08904.

     WHEREAS, Consultant is a founder, an executive employee and currently is a director and Chairman of the Board of Directors, Chairman of the Executive Committee, and Chairman of the Innovation and Technology Committee;

     WHEREAS, New Brunswick Scientific seeks to provide for a seamless transition of the management of the company and to have access to the person whose unique knowledge of the industry and its customers is of material value to New Brunswick Scientific by retaining Consultant for a specified period of years; and

     WHEREAS, Consultant and New Brunswick Scientific seek to memorialize the terms and conditions of the consulting arrangement in this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and agreements between New Brunswick Scientific and Consultant as contained herein, New Brunswick Scientific and Consultant agree as follows:

1.     TERM  OF  CONSULTING  AGREEMENT
       -------------------------------

a. Unless otherwise terminated by either Consultant or New Brunswick Scientific in accordance with the provisions of Section 9(b) of this Agreement, Consultant and New Brunswick Scientific agree that this Agreement shall commence as of January 1, 2007 (the "Effective Date") and shall remain in full force and effect through December 31, 2009 (the "Consulting Period").

b. During the Consulting Period, Consultant agrees to provide New Brunswick Scientific with a maximum of One Hundred Twenty (120) hours of consulting services during each calendar quarter of the Consulting Period, commencing as of the Effective Date. The actual number of consulting service hours that shall be performed by Consultant during any given calendar quarter (subject to this quarterly limitation) shall be determined by New Brunswick Scientific in its sole and final discretion. In the event that New Brunswick Scientific requests consulting services to be performed by Consultant for any calendar quarter which total less than 120 hours, Consultant shall be deemed to have fulfilled his consulting obligations for such calendar quarter, and New Brunswick Scientific shall compensate Consultant as if he provided 120 hours of consulting services during said calendar quarter.

2.     CONSULTING  SERVICES  TO  BE  PERFORMED
       ---------------------------------------

a. Subject to the provisions of Section 4 below, Consultant agrees to provide consulting services and business management advice, at the times and in the manner requested, to New Brunswick Scientific concerning all requested aspects of its business operations.

b. Consultant's contact individual(s) at New Brunswick Scientific, with respect to the nature and scope of the services to be provided herein shall be the Chief Executive Officer of New Brunswick Scientific, the Board of Directors of New Brunswick Scientific ("Board"), or any other executive of the company whom the Chief Executive Officer or the Board shall designate.

     It is intended that Consultant's services will be rendered on behalf of the Edison, New Jersey headquarters of New Brunswick Scientific; provided, however, that nothing in this Agreement shall require Consultant to be physically present at the company's headquarters to perform such requested consulting services. Nothing in this Agreement shall preclude or prevent Consultant from refusing to undertake any consulting services which would require Consultant to travel to any facility of New Brunswick Scientific, whether located within or without the United States (other than the company's Edison, New Jersey headquarters); provided that such refusal is communicated to the Board in writing as soon as administratively practicable following any such request by New Brunswick Scientific.

c. If requested, Consultant shall issue a written progress report to New Brunswick Scientific, at such times and in such manner as requested by the Chief Executive Officer or the Board. Consultant agrees to be available upon reasonable advance notice to engage in discussions and meetings with the Chief Executive Officer, the Board, or any other New Brunswick Scientific personnel that either of the Chief Executive Officer or the Board shall direct. Such meetings and discussions shall be held at times which are mutually convenient for both the designated New Brunswick Scientific representative(s) and Consultant.

d. Notwithstanding the provisions of Section 1(b) of this Agreement, in the event that New Brunswick Scientific requests that Consultant engage in any particular consulting assignment which is likely to exceed the hourly time parameters of Section 1(b) hereof for any calendar quarter, Consultant and New Brunswick Scientific shall agree, in advance of the commencement of any consulting services associated therewith, as to the total estimated amount of time Consultant shall expend on such particular task or service. Once determined, Consultant shall have the right to allocate such estimated time in any manner he chooses; provided, however, that Consultant shall be subject to any overall project deadlines imposed by New Brunswick Scientific. Consultant agrees to notify New Brunswick Scientific as soon as practicable if the time to be expended by him in completing the requested consulting project will exceed the previously communicated estimates, or if Consultant will be unable to meet any previously agreed upon deadline.

e. Consultant and New Brunswick Scientific acknowledge and agree that Consultant is an independent contractor who shall provide consulting services to New Brunswick Scientific solely under the terms of this Agreement. Nothing in this Agreement shall be deemed or characterized by either party so as to create an employment relationship between Consultant and New Brunswick Scientific. As Consultant is not an employee of New Brunswick Scientific, and as this Agreement does not constitute an employment contract, Consultant agrees not to represent himself as an employee of New Brunswick Scientific to any individual or entity for any reason.

f. By his execution of this Agreement, Consultant acknowledges and agrees that despite his unique familiarity with the business operations and products of New Brunswick Scientific, Consultant may not be the exclusive provider of the types of consulting services covered by this Agreement. As such, New Brunswick Scientific shall be permitted to engage the services of other individuals or entities to provide similar consulting services on its behalf. Similarly, subject only to the restrictions of Sections 5, 6 and 7 of this Agreement, nothing in this Agreement shall prevent Consultant from providing similar consulting services to clients (whether individuals or entities) other than New Brunswick Scientific during the term of this Agreement; provided, however, that no such activity shall preclude, interfere or otherwise relieve Consultant from fulfilling his service obligations under the terms of this Agreement.

g. Consultant and New Brunswick Scientific agree that Consultant shall be solely responsible for the payment of any and all federal, state and/or local income taxes, self-employment taxes or other tax liabilities which may be imposed upon Consultant as a result of his receipt of remuneration for services received from New Brunswick Scientific under this Agreement.

h. Consultant acknowledges and agrees that as an independent contractor, he is not eligible to receive any employee benefits from New Brunswick Scientific as a result of this Agreement or his provision of services on its behalf, including, but not necessarily limited to, participation in any employee retirement plan sponsored by New Brunswick Scientific (whether such plan is qualified or non-qualified), any employee medical insurance coverage plan sponsored by New Brunswick Scientific, or the receipt of vacation pay, sick pay, or any other employee fringe benefits; provided, however, that nothing in this Agreement shall prevent, preclude or otherwise interfere with Consultant's eligibility for, or receipt of, any employee benefits or other benefits under the terms of any other agreement between Consultant (in his individual capacity as other than a consultant) and New Brunswick Scientific, including, but not limited to, the terms of any employment separation agreement, severance agreement, retirement agreement or similar arrangement which may have previously been executed by and between Consultant and New Brunswick Scientific.

i. In the event any governmental entity, agency or department, whether federal, state or local, shall determine that, notwithstanding the applicable terms of this Agreement and the understanding of both Consultant and New Brunswick Scientific, Consultant is an employee of New Brunswick Scientific, Consultant acknowledges and agrees that he shall not be eligible to receive any employee benefits which Consultant would otherwise be eligible to receive as a result of such determination. Upon such a determination, the employee benefits that Consultant will not be eligible to receive shall include, but not necessarily be limited to, participation in an employee retirement plan (whether such plan is qualified or non-qualified) or employee medical insurance coverage plan, or the receipt of vacation pay, sick pay, or any other employee fringe benefits. Notwithstanding the provisions of this paragraph, or any determination that Consultant is an Employee of New Brunswick Scientific, nothing in this Agreement shall prevent, preclude or otherwise interfere with Consultant's eligibility for or receipt of any employee benefits under the terms of any other agreement between Consultant (in his individual capacity as other than a consultant) and New Brunswick Scientific, including, but not limited to, the terms of any employment separation agreement, severance agreement, retirement agreement or similar arrangement which may have previously been executed by and between Consultant and New Brunswick Scientific.

In the event Consultant is determined to be an employee of New Brunswick Scientific as provided above, Consultant shall be responsible for any and all tax consequences, whether federal, state or local, and whether income taxes or otherwise, resulting from such determination.

3.     ANCILLARY  SERVICES/  DIRECTORSHIP  APPOINTMENT
       -----------------------------------------------

a. Nothing in this Agreement shall prevent or preclude Consultant from providing other services, whether similar to those required under the terms of this Agreement or otherwise, to New Brunswick Scientific in any mutually agreeable capacity; provided, however, that any such arrangement for the provision of ancillary services shall be subject to a separate and mutually agreeable contract or agreement between Consultant (in his individual capacity) and New Brunswick Scientific.

b. Given Consultant's prior relationship with New Brunswick Scientific, it is intended that the company may periodically offer Consultant an opportunity to serve as a member of the Board and/or a specific Committee of the Board.
In the event that Consultant is offered any such Board position(s), Consultant agrees to accept said appointment and to serve as a member of the Board in accordance with all applicable corporate governance provisions. Consultant's compensation as a member of the Board shall be as determined by New Brunswick Scientific, and shall be in addition to any compensation amounts payable to Consultant under the provisions of Section 4 of this Agreement.

4.     PAYMENT  FOR  SERVICES
       ----------------------

a. In consideration of Consultant's agreement to provide the consulting services required under the terms hereof, New placeCityBrunswick Scientific agrees to pay Consultant a fee of Ten Thousand Dollars ($10,000.00) per month. Each consulting fee payment shall be made by New Brunswick Scientific no later than the last day of the calendar month.

b. Notwithstanding any provision of this Agreement to the contrary, to the extent that New Brunswick Scientific requests that consulting services be provided by Consultant in excess of 120 hours in any calendar quarter, such additional consulting services shall be the subject of separate negotiations between New Brunswick Scientific and Consultant, with the intent of implementing a supplementary consulting agreement. Consultant shall not be required to provide consulting services for any calendar quarter in excess of the above referenced 120 hour limitation unless such a supplementary consulting agreement is in effect. Consultant and New Brunswick Scientific shall mutually agree as to the terms and conditions of any supplementary consulting agreement covering the additional consulting hours requested; provided, however, that the amount of Consultant's fees payable under the terms of a supplemental consulting agreement shall not be less than the amounts payable to Consultant under the provisions of paragraph "a" of this
Section  4.

5.     CONFIDENTIAL  INFORMATION
       -------------------------

a. In the course of his provision of consulting services, Consultant may be provided with certain confidential and proprietary information concerning New Brunswick Scientific's business operations, client relationships, and business plans ("Confidential Information"), including information which is otherwise acquired by or developed by Consultant in conjunction with the consulting services to be provided under the terms of this Agreement, or which was obtained by Consultant during his employment with New Brunswick Scientific. Such Confidential Information includes, but is not limited to: (1) client lists, accounts, and agreements; (2) sales information and strategies; (3) financial information of New Brunswick Scientific, any client or perspective client thereof, or any related entity; (4) confidential client information of any kind and form; (5) business development plans, information and strategies; (6) marketing information, strategies and plans; (7) pending or current projects and/or proposals of any kind; (8) proprietary processes and models, including, but not limited to, financial models and spreadsheets, projection processes and assumptions, proprietary software and other computer programs, reporting processes, historical proprietary data, calculations, projections, or other similar materials; and (9) technological data and prototypes. The term "Confidential Information", for purposes of this Agreement, does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, or (ii) becomes available to the relevant party on a nonconfidential basis.Confidential Information shall include the above referenced information whether communicated to Consultant either orally, visually, in writing, or through electronic transmission.

b. During the term of the Consulting Period and for all periods subsequent there to, Consultant shall not disclose, furnish or transmit to anyone, whether for Consultant's benefit or for the benefit of any other individual or entity, any Confidential Information of New Brunswick Scientific other than to an authorized employee of New Brunswick Scientific or such persons to whom New Brunswick Scientific has given its prior written consent; provided, however, that Consultant may disclose Confidential Information that is required to be disclosed by law, governmental regulation or court order. If such disclosure is required or sought under such circumstances, Consultant will give New Brunswick Scientific advance written notice so that the company may seek a protective order or take other appropriate action, as the Board shall determine, in light of the prevailing circumstances.

c. Under the terms of this Agreement Consultant acknowledges and agrees that all data, forms, studies, protocols, monitoring tools, reports, specifications, documents processes, and any and all other items generated during the course of Consultant's services for New Brunswick Scientific are the company's sole proprietary property. Originals and copies of all such items generated by Consultant in connection with or as a result of his work related to the consultancy services under this Agreement shall be delivered to New Brunswick Scientific by Consultant on or before the date of the termination of this Agreement.

d. New Brunswick Scientific, its affiliates and assigns, shall be free to use all information and items that Consultant may convey to it as a result of this Agreement without any further obligation to Consultant, including but not limited to any further compensation therefor.

6.     INTELLECTUAL  PROPERTY
       ----------------------

     Consultant shall and does hereby irrevocably grant and assign the entire assignable right, title and interest, without further compensation, in and to any and all of the works of authorship created by Consultant in the specific performance of the services herein for New Brunswick Scientific, and any and all intellectual property created by Consultant during such period, together with the right to register the copyrights or patents thereon in any and all countries of the world.

7.     PROPRIETARY  INFORMATION
       ------------------------

     Consistent with the provisions of Section 5 herein, since the nature of the consulting services to be provided by Consultant under the terms of this Agreement is likely to bring him into contact with Confidential Information of New Brunswick Scientific, Consultant agrees that he will not offer to any competitor of New Brunswick Scientific, or disclose thereto, any information directly or indirectly related to any services in which he may be or has been involved, or which he may have performed or be performing as a Consultant for New Brunswick Scientific under the terms of this Agreement.

8.     REPRESENTATIONS  AND  WARRANTIES
       --------------------------------

     Consultant represents and warrants that he is under no obligation to any third party that would interfere with his rendering to New Brunswick Scientific the consulting services as herein defined or reasonably contemplated, or which would be inconsistent with any of his representations or obligations under this Agreement.

9.     DURATION  AND  TERMINATION
       --------------------------

a. Except for the obligations described in Sections 5, 6 and 7 above, which shall survive termination of this Agreement, this Agreement shall be in effect for the Consulting Period as provided in Section 1(a) above. If mutually agreed by both New Brunswick Scientific and Consultant, this Agreement may be renewed prior to its expiration date by the execution of a renewal agreement by both New Brunswick Scientific and Consultant.

b. Either New Brunswick Scientific or Consultant may terminate this Agreement at any time for any reason; provided, however, that the terminating party shall provide written notice to the non-terminating party of his or its, as the case may be, intent to terminate this Agreement at least thirty (30) days prior to the proposed termination date. In the event that New Brunswick Scientific seeks to terminate this Agreement, such termination may only occur following the appropriate action of the Board.

c. Following the termination of this Agreement, New Brunswick Scientific shall be responsible only for the payment of remuneration, if any, to Consultant for services performed by him under the terms of this Agreement prior to the termination date. New Brunswick Scientific shall not be responsible for the payment to Consultant for any services performed under the terms of this Agreement after the termination date.

d. Notwithstanding the provisions of paragraph "b" of this Section 9, it is the intention of New Brunswick Scientific and Consultant that this Agreement shall survive a "Change of Control" of the company, and shall continue to remain in full force and effect throughout the Consulting Period. As such, in the event of a Change of Control of New Brunswick Scientific (as defined in this paragraph "d"), Consultant shall be entitled to an early termination payment in the event that this Agreement is terminated by any successor to New Brunswick Scientific following such a Change of Control and prior to the last day of the Consulting Period. Such early termination payment shall be the lesser of: (i) the consulting fees that would have been paid to Consultant under the provisions of Section 4 of this Agreement had the Agreement continued in effect until the last day of the Consulting Period; and (ii) an amount which is equal to the consulting fees payable to Consultant under the provisions of Section 4 of this Agreement for a twelve (12) month period.

     For purposes of this Agreement, a "Change of Control" shall mean a Change of Control as defined in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued thereunder by the Internal Revenue Service.

e. Should a party hereto fail to perform any material covenant of this Agreement on its part to be performed, then upon written notice of such failure from the other party, the party not in breach or default may cancel or terminate this Agreement upon written notice, unless this Agreement shall specify other remedies. Termination of the Agreement under this Paragraph "e" shall not waive any other remedies. Termination under this Section 9 shall not relieve Consultant of his obligations under Sections 5, 6 and 7 hereof, nor shall it relieve Consultant from any liability arising from any breach of this Agreement.

10.     MISCELLANEOUS  PROVISIONS
        -------------------------

a. Any notice or other communication required or permitted by this Agreement shall be deemed to have been validly given if the same shall be mailed by registered or certified mail, postage prepaid, and addressed to the proper party at the address provided at the outset of this Agreement. Notices to New Brunswick Scientific shall be directed specifically to the Chief Executive Officer of New Brunswick Scientific at New Brunswick Scientific's executive office address, unless otherwise directed.

b. This Agreement may not be assigned by Consultant without the express written consent of New Brunswick Scientific.

c. Consultant shall not use New Brunswick Scientific's name or any adaptation of it in any advertising, promotion or sales literature without the prior written approval of New Brunswick Scientific.

d. All services described herein are to be performed personally by Consultant. Any incidental support services performed by others must be authorized in advance and in writing by New Brunswick Scientific. If so authorized, the performance of such services shall comply with all the conditions prescribed by this Agreement and said others must sign a written agreement to that effect prepared by New Brunswick Scientific.

e. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of New Brunswick Scientific to which this Agreement relates and shall be binding upon and inure to the benefit of the successors and assigns of Consultant.

f. This Agreement shall be construed, interpreted and applied in accordance with and governed by the procedural and substantive laws of the State of New Jersey.

g. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No modification of this Agreement shall be effective unless it is in writing and is signed by each party. There are no understandings, representations or warranties except as herein expressly set forth.

h. The persons executing this Agreement in duplicate originals, on behalf of the parties, represent and warrant that they have authority to execute such Agreement on behalf of their respective party.

     IN WITNESS WHEREOF, the parties acknowledge and agree to the terms and conditions of this Agreement as of the Effective Date reflected therein.


NEW  BRUNSWICK  SCIENTIFIC  CO.,  INC.


By:  /s/  PeterA.Schkeeper
     ---------------------
     Name  and  Title:  Peter  A.  Schkeeper,  Lead  Independent  Director



DAVID  FREEDMAN


     /s/  David  Freedman
     --------------------